EXHIBIT 99.1

Contact:	Investor Relations
Luther Burbank Corporation
844-446-8201
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION ANNOUNCES COMMON STOCK REPURCHASE PLAN AND COLLATERAL REVIEW OF WEST COAST FIRE AFFECTED AREAS

SANTA ROSA, Calif. (Aug. 16, 2018) - Luther Burbank Corporation (the “Company”) (NASDAQ: LBC), the holding company for Luther Burbank Savings (the “Bank”), today announced that its Board of Directors has authorized the repurchase of up to $15.0 million of Luther Burbank Corporation’s common stock.

The timing and exact amount of Luther Burbank Corporation’s repurchases will be subject to various factors, including the Company’s capital position, liquidity, financial performance and alternative uses of capital, stock trading price, and general market conditions, and it may be modified, suspended or terminated at any time without notice.

Luther Burbank Corporation also announced today a collateral review which resulted in zero credit exposure in the West Coast fire affected areas. The comprehensive review verified that the Bank holds no multifamily, commercial, or single family collateral within the fire zones. Special attention was paid to the areas of Redding (Carr Fire), Orange County (Holy Fire), Yosemite (Ferguson Fire) and Mendocino (River Fire).

About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $6.5 billion, total loans of $5.7 billion and total deposits of $4.6 billion as of June 30, 2018. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and nine lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.

Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange

Commission, including, but not limited to, the “Risk Factors” referenced in our Annual Report on Form 10-K for the year ended December 31, 2017. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.
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